Exhibit (d)(7)
BRIGHAM EXPLORATION COMPANY
6300 Bridge Point Parkway.
Building Two, Suite 500
Austin, Texas 78730
October 27, 2011
Statoil USA Properties Inc.
2101 CityWest Blvd.
Suite 800
Houston, Texas 77402
Attention: Irene Rummelhoff

Re:	Agreement and Plan of Merger
Ladies and Gentlemen:
     Reference is hereby made to that certain Agreement and Plan of Merger (the “Agreement”) dated as of October 17, 2011 between STATOIL ASA, a public limited liability company organized under the laws of Norway (“Parent”), FARGO ACQUISITION INC., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), and BRIGHAM EXPLORATION COMPANY, a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined will have the meaning given to those terms in the Agreement.
     Notwithstanding anything to the contrary in the Agreement, the Parent, the Merger Sub, and the Company hereby agree as follows:
     1. Amendment to Agreement. The following amendments are hereby made to the Agreement:
     (a) Section 4.23 of the Agreement is hereby amended and restated to read in its entirety as follows:
4.23 Brokers. Except for Jefferies & Company, Inc. and Credit Suisse Securities (USA) LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company is solely responsible for the fees and expenses of Jefferies & Company, Inc. and Credit Suisse Securities (USA) LLC as and to the extent set forth in the engagement letters dated July 5, 2011 and October 20, 2011, respectively. The Company has previously delivered to Parent a true, complete and correct copy of each such engagement letter.
     (b) Section 4.26 of the Agreement is hereby amended and restated to read in its entirety as follows:

October 27, 2011

4.26 Opinion of Financial Advisor. The Company Board has received the opinion of Jefferies & Company, Inc. (the “Fairness Opinion”) dated October 16, 2011 to the effect that, as of such date, the Offer Price to be received by holders of shares of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to such holders.
     2. No Other Changes. Except as expressly amended in this letter agreement (the “Amendment”), all other provisions of the Agreement remain in full force and effect.
     3. Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement.
     4. Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction.
     5. Amendment; Waiver. This Amendment can be amended, supplemented or changed, and any provision hereof can be waived, only in accordance with the amendment provisions of the Agreement.
     6. Headings. The headings in this Amendment are for reference only, and shall not affect the interpretation of this Amendment.
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October 27, 2011

     If you are in agreement with the foregoing, please indicate so by countersigning in the space provided below. This letter amendment may be executed by facsimile signature and in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

BRIGHAM EXPLORATION COMPANY
By:	/s/ EUGENE B. SHEPHERD, JR.
Eugene B. Shepherd, Jr.
Chief Financial Officer and Executive Vice President

PARENT:

STATOIL ASA

By:	/s/ William V. Maloney

Name: William V. Maloney

Title: Executive Vice President

MERGER SUB:

FARGO ACQUISITION INC.

By:	/s/ Irene Rummelhoff

Name: Irene Rummelhoff

Title: President